Exhibit 3.223
CERTIFICATE OF FORMATION
OF
WEST PEARL STREET, L.L.C.
1.	The name of the limited liability company is West Pearl Street, L.L.C.
2.	The address of the registered agent in the State of Delaware is 1209 Orange Street, in the city of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
     In WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of West Pearl Street, L.L.C. this 14th day of October, 2003.

/s/ Sam Kovitz
Sam Kovitz, Authorized Person